FOR IMMEDIATE RELEASE

First Horizon Announces CME Term SOFR as Benchmark Replacement Rate
for Certain Outstanding USD LIBOR Securities After June 30, 2023

MEMPHIS, TN (April 25, 2023) – First Horizon Corporation (NYSE: FHN or “First Horizon”) today announced that, after June 30, 2023, US dollar LIBOR will be replaced with CME Term SOFR as the reference rate used in certain outstanding securities issued by FHN or its affiliates.
On March 5, 2021 the U.K.’s Financial Conduct Authority announced that all tenors of USD LIBOR would cease publication or no longer be representative after June 30, 2023. On March 15, 2022, the Adjustable Interest Rate (LIBOR) Act was signed into law to address “tough legacy contracts,” including those with certain fallback language provisions, and provided that LIBOR will transition to a replacement benchmark based on the Secured Overnight Financing Rate (“SOFR”), plus a spread adjustment, in such covered contracts. Subsequently, the Federal Reserve Board (the “Board”) adopted Regulation ZZ that identified CME Term SOFR, a forward term rate based on SOFR administered by CME Group Benchmark Administration, Ltd., plus a spread adjustment, as the replacement rate for securities for any interest rate calculations after June 30, 2023.
First Horizon Corporation and First Horizon Bank have previously issued securities including preferred stock and trust preferred securities that reference USD LIBOR and are expected remain outstanding after June 2023. First Horizon has determined that these securities contain fallback language and provisions to which the LIBOR Act will apply, since the LIBOR fallback language contain one or more of the following:
a.a benchmark replacement that is based in any way on any LIBOR value, except to account for the difference between LIBOR and the Benchmark Replacement
b.a requirement that a person (other than a benchmark administrator) conduct a poll, survey, or inquiries for quotes or information concerning interbank lending or deposit rates
Under the LIBOR Act, this language shall be disregarded as if not included in the contract and shall be deemed null and void and without any force or effect. As a result, each LIBOR reference in each applicable securities contract will automatically transition by operation of law to CME Term SOFR, plus a tenor based spread adjustment, on the first business day after June 30, 2023, pursuant to the LIBOR Act and the implementing regulations. FHN is issuing this press release to notify all holders of the securities listed below, the replacement benchmark rate shall be the 3-month CME Term rate plus a spread adjustment of 0.26161%, on the first reset date after USD LIBOR ceases publication in June 2023.

Applicable Securities:

First Horizon Corporation Preferred Stock
CUSIP	Instrument
320517501	Depositary Shares, each representing a 1/400th interest in a share of 6.625% Fixed to Floating Non-Cumulative Perpetual Preferred Stock, Series B (NYSE: FHN PRB)
320517600	Depositary Shares, each representing a 1/400th interest in a share of 6.60% Fixed to Floating Non-Cumulative Perpetual Preferred Stock, Series C (NYSE: FHN PRC)
320517808	Depositary Shares, each representing a 1/400th interest in a share of 6.10% Fixed to Floating Non-Cumulative Perpetual Preferred Stock, Series D (NYSE: FHN PRD)

First Horizon Corporation Trust Preferred Securities (no CUSIPs assigned)
Junior subordinated debentures and the floating rate capital securities issued by:
Capital Bank Statutory Trust III
Civitas Statutory Trust I
FNB United Statutory Trust I
FNB United Statutory Trust II
Greene County Capital Trust II
GreenBank Capital Trust I
Southern Community Capital Trust III
TIBFL Statutory Trust III
First Horizon Bank Preferred Stock
CUSIP	Instrument
337158208	Class A Non-Cumulative Perpetual Preferred Stock

The LIBOR Act provides for conforming changes which are technical, administrative, or operational changes, alterations, or modifications that:
a.the Board determines, in its discretion, would address one or more issues affecting the implementation, administration, and calculation of CME Term SOFR in LIBOR contracts; or
b.in the reasonable judgment of a calculating person, are otherwise necessary or appropriate to permit the implementation, administration, and calculation of CME Term SOFR under or in respect of a LIBOR contract after giving due consideration to any benchmark replacement conforming changes implemented by the Board

First Horizon Corp. (NYSE: FHN), with $80.7 billion in assets as of March 31, 2023, is a leading regional financial services company, dedicated to helping our clients, communities and associates unlock their full potential with capital and counsel. Headquartered in Memphis, TN, the banking subsidiary First Horizon Bank operates in 12 states across the southern U.S. The Company and its subsidiaries offer commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, capital markets, fixed income, and mortgage banking services. First Horizon has been recognized as one of the nation's best employers by Fortune and Forbes magazines and a Top 10 Most Reputable U.S. Bank. More information is available at www.FirstHorizon.com.
Contact: Investor Relations - investorrelations@firsthorizon.com
Media Relations - Beth.Ardoin@firsthorizon.com